May 16, 2019
To:
Luxfer Holdings PLC
Lumns Lane
Manchester M27 8LN
United Kingdom

Dear Sirs,
1.	INTRODUCTION
1.1
We have acted as English law legal advisers to Luxfer Holdings plc (the "Company"), a public limited company incorporated under the laws of England and Wales, in connection with the registration statement on Form S-8 (the “Registration Statement”) to be filed with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”), and the rules and regulations thereunder, on May 16, 2019 relating to the registration of 250,000 ordinary shares of £0.50 each (the “Shares”) governed by the laws of England and Wales which may be issued pursuant to the Luxfer Holdings PLC Share Incentive Plan, as amended, dated May 15, 2019 (the “Share Incentive Plan”).

2.	HEADINGS
Headings in this Opinion Letter are for ease of reference only and shall not affect its interpretation.
3.	DOCUMENTS EXAMINED AND SEARCHES
3.1	For the purposes of this Opinion Letter, we have examined the following documents (together, the “Opinion Documents”):
(a)	the Registration Statement;
(b)	the Share Incentive Plan;
(c)
copies, certified by the Secretary of the Company in accordance with the Secretary’s Certificate set out at the Appendix hereto, to be true, complete and up-to-date copies, of the certificate of incorporation, the certificate of incorporation on change of name and re-registration of a private company as a public company, the articles of association (the "Articles") and the register of members (the "Register") of the Company;

(d)
copies, certified by the Secretary of the Company in accordance with the Secretary’s Certificate set out at the Appendix hereto, to be true and complete copies of the resolutions of the board of directors of the Company (the "Board Resolutions"); and

(e)
a copy, certified by the Secretary of the of the Company in accordance with the Secretary’s Certificate set out at the Appendix hereto, to be a true and complete copy of the resolutions of the shareholders of the Company passed at the general meetings of the Company on May 24, 2016 and May 15, 2019 (the "Shareholder Resolutions" and together with the Board Resolutions, the “Corporate Approvals”).

3.2
The Company has confirmed to us that all material information has been disclosed by the Company to us for the purposes of this Opinion Letter and that the Shares are not and are not intended to be admitted to trading on any market or exchange, or otherwise listed, in the United Kingdom.

3.3
On May 16, 2019, a service provider on our behalf carried out a company search of the Company's records held at the Companies Registry, Cardiff, which revealed no order or resolution for the winding-up and no notice of the appointment of a receiver or administrator of any Company. This search would not, however, reveal the presentation of a winding-up petition. We also made a telephone enquiry to the Companies Court in London on May 16, 2019 which informed us that it has on its Central Registry no record of the presentation of any compulsory winding-up petitions or of any application or order, or filing any documents with the court, for the appointment of an administrator relating to the Company.

3.4	The documents, records and searches referred to above are the only documents and records we have examined and the only searches we have carried out for the purposes of this Opinion Letter.
4.	LIMITATIONS TO OPINION
4.1
We have not investigated the laws of any country other than England and we assume that (a) no foreign law and (b) no directive or regulation or ruling of the European Commission or the European Court of Justice (save to the extent incorporated into English law) affects any of the conclusions stated below and no opinion is expressed or implied as to the laws of any other territory. This Opinion Letter is given only with respect to English law as applied by the English courts as at today's date and not its conflict of laws rules. We expressly disclaim any responsibility to advise you of any development or circumstance of any kind, including any change of law or fact, that may occur after the date of this Opinion Letter that may affect the opinions expressed herein. This Opinion Letter and all non-contractual obligations arising out of or in connection with this Opinion Letter shall be governed by and construed in accordance with English law.

4.2	We express no opinion as to matters of fact (including, without limitation, the accuracy and completeness of all statements made in the Secretary’s Certificate set out at the Appendix hereto).
4.3
The opinions given in this Opinion Letter are strictly limited to the matters stated in paragraph 6 (Opinion) and do not extend to any other matters. We express no opinion as to any liability to tax which may arise or be suffered as a result of or in connection with the Opinion Documents or the transactions contemplated thereby. Furthermore, we express no opinion as to whether a foreign court will act in accordance with the parties' agreement as to jurisdiction and/or choice of law.

5.	ASSUMPTIONS
In giving the opinions in this Opinion Letter, we have assumed:
5.1	the genuineness of all signatures, stamps and seals upon the Opinion Documents;
5.2	the authenticity and completeness of all documents submitted to us (whether as originals or copies and whether in electronic form or otherwise) and that such documents remain up to date;
5.3	that all copy documents (including those transmitted electronically) submitted to us are complete and conform to the originals and that all translations are accurate;
5.4
that each party to the Opinion Documents has the capacity, power, authority and legal right to execute, deliver, exercise its rights and perform its obligations under the Opinion Documents and has duly executed and unconditionally delivered (in each case under all applicable laws) such Opinion Documents;

5.5
that, save for those documents listed in paragraph 3 (Documents Examined and Searches), there is no other agreement, instrument or other arrangement (written or oral) between any of the parties or any other matter, event or information which modifies or supersedes any of the conclusions stated in this Opinion Letter;

5.6
that each of the obligations of each of the parties (including the Company) under the Opinion Documents constitutes a valid and legally binding obligation enforceable against all parties thereto in accordance with its terms under the laws of all applicable jurisdictions;

5.7
that the certificates and other documents to which we refer or have expressed reliance on in this Opinion Letter remain accurate, up to date and have not been varied or rescinded and are in full force and effect;

5.8	that, where a document has been examined by us in draft, specimen, or certificated form, it has or will be executed in the form of that draft, specimen or certificate;
5.9	that none of the Opinion Documents has been entered into in connection with money laundering or any other unlawful activity;
5.10	that the Company has fully complied with its obligations under all applicable money laundering legislation;
5.11
that each of the Opinion Documents to which the Company is a party has been duly executed on behalf of the Company by the person(s) authorised by the Board Resolutions and Shareholder Resolutions of the Company referred to in paragraph 3 (Documents Examined and Searches) and has been unconditionally delivered;

5.12
that the steps taken by which any person (which is not originally a party to an Opinion Document) becomes entitled to any rights under any of the other Opinion Documents, in each case (A) comply with the provisions of the relevant Opinion Documents, (B) are within the capacity and powers of, and are duly authorised by, each of the relevant parties and (C) would be valid, legal and binding obligations enforceable against such person;

5.13
that no additional matters would have been disclosed by company searches at the Companies Registry or the Companies Court being carried out since the carrying out of the searches referred to in paragraph 3 (Documents Examined and Searches) above which would affect the opinions stated below and that the particulars disclosed by our searches are true, complete and up to date. The searches and enquiries may be unreliable. In particular, without limitation, they are not conclusively capable of disclosing whether or not a resolution has been passed, an appointment made or insolvency proceedings have been commenced in England nor do they indicate whether or not insolvency proceedings have begun elsewhere;

5.14
that no step has been taken to wind up, strike off or dissolve the Company or appoint an administrator or receiver or nominee or supervisor in respect of a company voluntary arrangement or similar official in respect of the Company or any of its assets which has not been revealed by our searches referred to above;

5.15
that the Company was not insolvent (i.e. unable to pay its debts within the meaning of Section 123 of the Insolvency Act 1986) at the time it carried out the actions pursuant to the Corporate Approvals and entered into each Opinion Document to which it is a party and did not as a consequence of any Opinion Document or the actions to be carried out pursuant to the Corporate Approvals by the Company become unable to pay its debts as they fell due within the meaning of that section;

5.16
that all consents, approvals, notices, filings and registrations that are necessary under any applicable laws or regulations (other than laws or regulations of England) in order to permit the performance of the actions to be carried out pursuant to the Corporate Approvals have been or will be duly made or obtained;

5.17
that the correct procedure was carried out in relation to each of the board meetings at which the Board Resolutions referred to in paragraph 3 (Documents Examined and Searches) were passed (for example, the meeting was duly convened and constituted, directors declared all their relevant interests, there was a valid quorum throughout and any statutory and other formalities were observed) and the Board Resolutions were validly passed and remain in full force and effect without modification or rescission and the Board Resolutions are a true record of proceedings at the meetings;

5.18	that the Shareholder Resolutions referred to in paragraph 3 (Documents Examined and Searches) were validly passed.
5.19
that the actions to be carried out pursuant to the Corporate Approvals by the Company and the entry into and performance by the Company of the Opinion Documents to which it is a party is most likely to promote the success of the Company for the benefit of its members as a whole and is for proper purposes and that there are reasonable grounds for believing that the actions to be carried out pursuant to the Corporate Approvals by the Company and the entry into and performance by the Company of the Opinion Documents are most likely to promote the success of such Company and to benefit the Company and the directors of the Company exercised their powers bona fide in the interests of the Company and for proper purposes and otherwise in accordance with their duties under all applicable laws and the Articles;

5.20
that all applicable provisions of the Financial Services and Markets Act 2000 and all applicable regulations made under it including the rules, requirements, directions and guidance issued by the Prudential Regulation Authority or the Financial Conduct Authority have and will be complied with in respect of each of the Opinion Documents;

5.21	that each of the Opinion Documents has been entered into for bona fide commercial reasons and on arm's length terms by each of the parties thereto;
5.22	that the binding effect of the Opinion Documents on the Company is not affected by duress, undue influence, mistake, the doctrine of estoppels or the unlawful activity of any person;
5.23	where applicable, the Opinion Documents to which the Company is a party have the same meaning under English law as they have under the foreign law that governs them;
5.24
that the Share Incentive Plan was validly adopted, the awards under the Share Incentive Plan are validly granted and exercised by the Company and the Company complies with its obligations under the Share Incentive Plan; and

5.25
that the Shares are allotted and issued in accordance with the Corporate Approvals, the Articles and the Share Incentive Plan and the issue price per Share is not less than the nominal value of each Share.

6.	OPINION
Based upon the foregoing and the assumptions in paragraph 5 (Assumptions) (which we have taken no steps to verify) and subject to any matters not disclosed to us and to the qualifications set out in paragraph 7 (Qualifications) below, we are of the opinion that at the date hereof:
6.1	The Company has been incorporated and is existing as a public limited company under the laws of England.
6.2
The Shares to be registered pursuant to the Registration Statement to be issued by the Company have been duly authorised and, when issued, delivered and paid for in accordance with the terms of the Share Incentive Plan and when the names of the holders of the Shares issued pursuant to the Share Incentive Plan are entered into the Company’s register of members and subject to receipt by the Company of the aggregate issue price in respect of such Shares, the Shares will be validly issued, fully paid and non-assessable.

7.	QUALIFICATIONS
The opinions in this Opinion Letter are subject to the qualifications and reservations set out below.
7.1
Insolvency: The opinions in this Opinion Letter are subject to any limitations arising from insolvency, bankruptcy, administration, moratorium, reorganisation and other laws affecting creditors' rights generally.

7.2	Oral Amendments: An agreement may be amended or waived orally or by a course of conduct by the parties thereto notwithstanding provisions therein to the contrary.
7.3
Sanctions: If a party to an Opinion Document is controlled by or otherwise connected with a person (or is itself) subject to United Nations, European Union or UK restrictive measures (together, “Applicable Sanctions”) implemented or effective in the United Kingdom, including under the United Nations Act 1946, the Emergency Laws (Re-enactments and Repeals) Act 1964, the Anti-Terrorism, Crime and Security Act 2001, the European Communities Act 1972, the Treaty on European Union and the Treaty on the Functioning of the European Union or by any other relevant law or in any other way the target of any Applicable Sanctions, then the obligations of a Company to that party (or if that party is a Company, the obligations of that Company) under the relevant Opinion Documents may be unenforceable or void.

7.4
Restriction on Statutory Powers: Any provision of any Opinion Document which constitutes, or purports to constitute, a restriction on the exercise of any statutory power by any party to an Opinion Document or any other person may be ineffective.

7.5
Secretary’s Certificate: In giving this Opinion Letter we have relied (without further enquiry or investigation) upon the certificate dated May 16, 2019 signed by the Secretary of the Company relating to the factual matters set out therein.

7.6
Representations and Warranties: We express no opinion as to the accuracy of any representation or warranty made in the Opinion Documents save insofar as any matters represented or warranted are the subject of a specific opinion in this Opinion Letter and are matters of law and not fact.

7.7
Non-Assessable Shares: The term “non-assessable”, which has no recognised meaning in English law, for the purposes of this opinion means that, under the Companies Act 2006, the Articles and any resolution of the Company or its board of directors (or any committee thereof) approving the issue of Shares, no present or future holder of such Shares will be subject to personal liability, by reason of being such a holder, for additional payments or calls for further funds by the Company or any other person

8.	BENEFIT
8.1
We hereby consent to the filing of this Opinion Letter as an exhibit to the Registration Statement. In giving this consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission.

8.2
This Opinion Letter was prepared for the Company in response to its instructions (or instructions given to us on its behalf). We have not considered the particular circumstances of any beneficiary of this Opinion Letter or the effect of these circumstances on the agreements to which this Opinion Letter relates save as expressly referred to herein.

Yours faithfully,

Fried, Frank, Harris, Shriver & Jacobson (London) LLP